EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Arthur Andersen LLP audited the financial statements PeopleSoft, Inc. and its subsidiaries (PeopleSoft) as of and for the year ended December 31, 2001. These financial statements are incorporated by reference into this current report on Form 8-K/A of Oracle Corporation.

Oracle Corporation is not able to obtain the written consent of Arthur Andersen LLP to the incorporation by reference of its audit report of PeopleSoft for and as of the year ended December 31, 2001 dated January 29, 2002 into this Form 8-K/A. The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen LLP’s provision of auditing and other services to PeopleSoft) may be limited.